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                                                                Exhibit 26

                          General Signal Corporation
                          One High Ridge Park
                          Stamford, CT 06904


Reliance Electric Company
6065 Parkland Boulevard
Cleveland, OH 44124

                                                        November 17, 1994

Gentlemen:

        By this letter, you agree with us to amend the Agreement and Plan of Merger by and between Reliance Electric Company ("Reliance") and General Signal Corporation ("General Signal") dated as of August 30, 1994 (the "Merger Agreement") as follows: (i) Reliance shall be entitled, after Rockwell International Corporation ("Rockwell") has indicated its acceptance of the terms hereof by executing a copy of this agreement and returning it to us, to furnish or disclose non-public information to, and negotiate, explore and otherwise communicate with, Rockwell and its legal and financial advisors regarding Rockwell's cash tender offer for shares of Reliance or other possible business combination between Reliance and Rockwell from the time of execution of this letter agreement until noon Eastern Standard Time on November 21, 1994 ("Grace Period Actions") and such Grace Period Actions shall not constitute a breach of the Merger Agreement or entitle General Signal to terminate the Merger Agreement pursuant to Section 9.02 thereof or receive any payment pursuant to Section 9.05 thereof; (ii) in the event that Reliance and Rockwell come to an arrangement for a business combination between Reliance and Rockwell on or before noon Eastern Standard Time on November 21, 1994, clause
(i) hereof shall be of no further force and effect and General Signal and Reliance agree that the Merger Agreement shall be terminated pursuant to Sections 9.02(c) and (d) thereof, effective upon Reliance's payment by wire transfer in immediately available funds to the account of General SIgnal at Chase Manhattan Bank, N.A., New York, N.Y., (Account Number: 035-1-78688;
ABA Number: 021-000-021) (a) $50 million, (b) $5 million with respect to General Signal's expenses directly related to the Merger Agreement and the transactions contemplated thereby, and (c) $150,000 with respect to expenses payable to General Signal by Reliance pursuant to Section 4.12 of the Merger Agreement and General Signal shall be entitled to no further payments pursuant to the Merger Agreement; (iii) upon payment of the amounts specified in clause
(ii) and the effectiveness of any termination of the Merger Agreement pursuant to


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                                     -2-


clause (ii) hereof, the mutual release set forth as Annex A hereto shall become effective; and (iv) if Reliance and Rockwell do not come to an arrangement for a business combination between Reliance and Rockwell on or before noon Eastern Standard Time on Novemebr 21, 1994, the Merger Agreement shall remain in full force and effect and no breach or right of termination shall have occured thereunder as a result of actions taken in compliance with clause (i) hereof.


        In the event that (a) the Merger Agreement is terminated pursuant to clause (ii) hereof and the arrangement for a business combination between Reliance and Rockwell is terminated (other than to permit Reliance to enter into a business combination with a third party) on or prior to April 1, 1995 and not reinstated, and (b) Rockwell has neither purchased shares of Reliance capital stock pursuant to a tender offer nor otherwise effected a business combination involving Reliance or its subsidiaries, General Signal and Reliance within three business days after termination of the arrangement with Rockwell shall re-execute the Merger Agreement with the same representations and warranties being made as of the date of such re-execution and on and subject to the same terms and conditions as if the Merger Agreement had never terminated. Simultaneously with such re-execution General Signal shall repay to Reliance $55 million in immediately available funds.

        PLease indicate your agreement to the foregoing by executing this letter in the space below.


                                        Very truly yours,


                                        GENERAL SIGNAL CORPORATION

                                        By: Edgar J. Smith, Jr.
                                            ---------------------------
                                            Name: EDGAR J. SMITH, JR.
                                             Title: VICE PRESIDENT,
                                                    GENERAL COUNSEL AND
                                                    SECRETARY


Accepted and agreed:                    Accepted and agreed:

RELIANCE ELECTRIC COMPANY               ROCKWELL INTERNATIONAL
                                          CORPORATION


By:/s/ John C. Morley                   By:/s/ Charles H. Harff
   ----------------------------            ---------------------------
   Name: John C. Morley                    Name: Charles H. Harff
    Title: President/CEO                    Title: Senior Vice President
                                                   and Special Counsel

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                                                                        Annex A


                                MUTUAL RELEASE
                                --------------

        WHEREAS, General Signal Corporation, a New York corporation ("General Signal"), and Reliance Electric Company, a Delaware corporation ("Reliance"), are parties to an Agreement and Plan of Merger By and Between Reliance Electric Company and General Signal Corporation dated August 30, 1994 (the "Merger Agreement"); and

        WHEREAS, Rockwell International Corporation, a Delaware corporation, ("Rockwell") through a wholly-owned subsidiary has commenced a tender offer to purchase all the outstanding capital stock and related preferred stock purchase rights of Reliance (the "Tender Offer"); and

        WHEREAS, General Signal, Reliance and Rockwell have entered into a letter agreement (the "Letter Agreement") dated November 16, 1994; and

        WHEREAS, General Signal and Reliance wish to resolve any actual or potential controversies or disputes between them arising out of or relating to the Merger Agreement if the Merger Agreement is terminated in accordance with the terms of clause (ii) of the Letter Agreement:

        NOW, THEREFORE,

        1. In consideration of the release of General Signal by Reliance and Rockwell contained herein, (i) General Signal for itself, its predecessors, successors and assigns (ii) does hereby remise, release and forever discharge and covenant not to sue (iii) Reliance and Rockwell and each's corporate predecessors, successors, subsidiaries, affiliates, parents and divisions, as well as the present and former officers, partners, directors, advisory directors, employees, agents, stockholders, servants, advisors (including without limitation, financial advisors) and attorneys of the foregoing and their heirs, executors, administrators, and representatives (collectively, the "Reliance/Rockwell Releasees") , (iv) of and from all manner of actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, rights, claims, and demands whatsoever, in law, in admiralty, or in equity, whether known or unknown, suspected or unsuspected, (v) which against the Reliance/Rockwell Releasees, or any of them, General Signal or General Signal's predecessors, successors, or assigns or any of the present or former officers, directors, employees, agents, servants, advisors, (including without limitation, financial advisors) or attorneys or the foregoing, or any of their heirs, executors, administrators, representatives,



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                                     -2-

successors or assigns, acting in any capacity, ever had or now has or hereafter can, shall, or may have, (vi) arising out of or relating to the Merger Agreement (including without limitation the negotiation, execution, amendment or termination of the Merger Agreement) or the Tender Offer or the transactions contemplated thereby (including any claim for tortious interference with the Merger Agreement or the transactions contemplated thereby), (vii) subject to the exception provided in Paragraph 3 of this Mutual Release).

        2. In consideration of the release of Reliance and Rockwell by General Signal contained herein, (i) Reliance and Rockwell each for itself, its predecessors, successors and assigns (ii) does hereby remise, release and forever discharge and covenant not to sue (iii) General Signal and its corporate predecessors, successors, subsidiaries, affiliates, parents and divisions, as well as the present and former officers, partners, directors, advisory directors, employees, agents, stockholders, servants, advisors (including, without limitation, financial advisors) and attorneys of the foregoing and their heirs, executors, administrators, and representatives (collectively, the "General Signal Releasees"), (iv) or and from all manner of actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extensions, rights, claims, and demands whatsoever, in law, in admiralty, or in equity, whether known or unknown, suspected or unsuspected, (v) which against the General Signal Releasees, or any of them, Reliance or Rockwell or each's predecessors, successors, or assigns or any of the present or former officers, directors, employees, agents, servants, advisors (including, without limitation, financial advisors) or attorneys of the foregoing, or any of their heirs, executors, administrators, representatives, successors or assigns, acting in any capacity, ever had or now has or hereafter can, shall, or may have, (vi) arising out of or relating to the Merger Agreement (including without limitation the negotiation, execution, amendment or termination of the Merger Agreement) or the Tender Offer (or the transactions contemplated thereby).

        3. Nothing in this Mutual Release shall affect General Signal's rights or claims to payments from Reliance pursuant to clause (ii) of the Letter Agreement, or the rights of Reliance and General Signal pursuant to the penultimate paragraph of the Letter Agreement.

        4. This Mutual Release shall inure to the benefit of and shall be binding upon the heirs, executors, administrators and successors of General Signal, the General Signal Releasees, Reliance and Rockwell and the Reliance/Rockwell Releasees.


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        5. This Mutual Release shall be governed and construed in accordance with the substantive law of the State of New York without regard to principles of choice or conflict of laws.


        6. The person who enters into and executes this Mutual Release on behalf of General Signal warrants and represents that he or she has been duly authorized by General Signal to do so. The person who enters into and executes this Mutual Release on behalf of Reliance warrants and represents that he or she has been duly authorized by Reliance to do so. The person who enters into and executes this Mutual Release on behalf of Rockwell warrants and represents that he or she has been duly authorized by Rockwell to do so.


        7. This Mutual Release may be modified only by a writing signed by the Releasees.


        8. This Mutual Release shall only be effective after the Merger Agreement has been terminated in accordance with the terms of clause (iii) of the Letter Agreement.


        IN WITNESS WHEREOF, General Signal, Reliance and Rockwell have executed this Mutual Release by their duly authorized officers as of the 16th day of November 1994.



GENERAL SIGNAL CORPORATION                RELIANCE ELECTRIC COMPANY

By: Edgar J. Smith, Jr.                   By: /s/ John C. Morley
   --------------------------                 --------------------------
   Name:  EDGAR J. SMITH, JR.                 Name: JOHN C. MORLEY
   Title: VICE PRESIDENT                      Title: PRESIDENT/CEO
          GENERAL COUNSEL
           AND SECRETARY
                                          ROCKWELL INTERNATIONAL
                                          CORPORATION

                                          By: /s/ Charles H. Harff
                                              --------------------------
                                              Name: CHARLES H. HARFF
                                              Title: SENIOR VICE PRESIDENT
                                                     AND SPECIAL COUNSEL